Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333- 156742 on Form S-11 of our report dated March 30, 2010, relating to the consolidated financial statements of Hines Global REIT, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period from December 10, 2008 (date of inception) through December 31, 2008, appearing in the Annual Report on Form 10-K of Hines Global REIT, Inc. for the year need December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
July 21, 2010